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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This report, including the letter to stockholders, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

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  general economic conditions (including the impact of continued high unemployment and changing consumer behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long term strategy;

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  our ability to realize same store sales growth;

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  our ability to hire and retain qualified personnel;

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  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  decisions to close additional stores and distribution centers, which could result in further charges to our operating statement;

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  our ability to manage expenses and our investment in working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management industries;

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  changes in state or federal legislation or regulations, and the impact of healthcare reform, including the forthcoming Supreme Court ruling on the Patient Protection and Affordable Care Act;

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  the outcome of lawsuits and governmental investigations;

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  our ability to maintain the listing of our common stock on the New York Stock Exchange ("NYSE"), and the resulting impact on our indebtedness, results of operations and financial condition; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this report, including the letter to stockholders, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended March 3, 2012, which we filed with the SEC on April 24, 2012.

May 2012

Dear Fellow Investors:

        Thanks to the hard work and dedication of our entire Rite Aid team, our company made strong progress throughout fiscal 2012, particularly in generating the top-line sales growth that is a critical component of our turnaround plan. Our associates came together to successfully execute key sales initiatives, improve the customer experience and maintain solid cost control, all of which have contributed to us growing same store sales and Adjusted EBITDA for five consecutive quarters. This performance strengthened our overall financial position and enabled us to generate free cash flow, maintain strong liquidity and narrow our full-year net loss per diluted share to $0.43 from $0.64 in fiscal 2011.

        We have achieved these results while navigating a rapidly changing healthcare environment and an uncertain economy. Because these factors continued to significantly affect our customers and patients, they also impacted our business as well. We have embraced these challenges as an opportunity to take on an expanded role in delivering the next generation of exceptional patient care. And that is why we have also carefully invested our resources to create programs that address these challenges in meaningful ways—by delivering wellness, convenience and value.

        By successfully executing initiatives such as our wellness+ customer loyalty program, expanded pharmacy service offerings and new Wellness store format, we have not only improved our business in fiscal 2012, but have also positioned Rite Aid to better meet the changing needs of our customers and patients.

        As a result, we have entered fiscal 2013 with positive momentum, and our goal is to build on this progress by further improving our business while strengthening our reputation as a wellness destination. We will continue to work diligently to achieve both of these goals so that we are in a position to deliver long-term value to our customers and shareholders.

Our wellness+ Program Continues To Grow

        The cornerstone of our wellness strategy continues to be the fast-growing wellness+ customer loyalty program, which is driving top-line sales growth while providing our 52 million members with both savings and wellness benefits. Using our measurement for active members—those who have used their card at least twice during the last 26 weeks—we had 25 million active members in the fourth quarter of fiscal year 2012, a 16 percent increase over the same period the previous year.

        The program's growth can also be seen in card usage statistics—wellness+ members accounted for 74 percent of front-end sales in the fourth quarter of fiscal 2012, an eight percent increase over the prior-year period. Members also accounted for 68 percent of prescriptions filled during that same timeframe, a 10 percent increase over the previous year's fourth quarter.

        We have continued to increase the number of gold and silver members, which is important because these customers continue to be our most valuable and most satisfied customers. In the pharmacy, we continue to see a higher retention rate with members versus nonmembers.

        We view this growth and increased loyalty to Rite Aid as further proof that wellness+ is the best rewards program in our industry, and in fiscal 2012, we found ways to make this highly successful program even better. In September, we completed our first-ever wellness+ extension by launching wellness+ for diabetes, a free program that offers exclusive resources and savings to those living with diabetes. In January, we rolled out additional enhancements such as the "Load2Card" online coupon management tool—the first of its kind in our industry—and several new rewards choices for silver members.

        The wellness+ customer loyalty program has been a game-changer for Rite Aid, and we remain committed to finding new ways to make it even more relevant to our customers and patients.

We're Embracing A New Era Of Patient Care

        Increased costs are placing unprecedented burdens on our nation's healthcare system, forcing providers, consumers and payers to look for new ways to cost effectively achieve favorable health outcomes. As one of the nation's most accessible and trusted healthcare professionals, pharmacists are well positioned to expand their role and offer clinical pharmacy services that help lower costs, improve access to care and empower patients to improve their health. At Rite Aid, we are aggressively pursuing these opportunities.

        Our successful immunization campaign is one example of how Rite Aid pharmacists are embracing this new expanded role. By the end of the fiscal year 2012, our 11,000 certified immunizing pharmacists had administered nearly 1.5 million flu shots, more than double our total from last year. This well-executed program was recognized by the American Pharmacists Association, which presented us with a prestigious Immunization Champion Award. Because of initiatives like our immunization program, more patients understand that Rite Aid is prepared to provide care beyond prescriptions.

        Improving medication compliance—or helping patients take their medications as prescribed—represents a significant opportunity to improve patient health while lowering healthcare costs. According to research publicized by the New England Healthcare Institute in 2009, poor medication compliance leads to $290 billion in avoidable medical spending each year. We believe that fostering stronger pharmacist-patient relationships is a key strategy in helping patients understand the importance of taking their medications appropriately. That's why we recently launched the Rite Care Prescription Advisor, which measures patients' medication compliance and gives our pharmacists real-time information to guide patient consultations.

        We are also expanding another clinical service that leverages the value of one-on-one pharmacist-patient consultations: Medication Therapy Management. Through these services, our Rite Aid pharmacists can help and support patients with complex medication regimens. Medication Therapy Management and the Rite Care Prescription advisor leverage the skillset of our Rite Aid pharmacists and are designed to help patients maximize the benefits of their prescribed therapies, which will ultimately help lower healthcare costs through improved health outcomes.

        And through our expanded Diabetes Care services and wellness+ for diabetes, Rite Aid pharmacists can provide additional support to the nearly 25 million Americans who have been diagnosed with this disease.

        Our expanded clinical service offerings demonstrate that we are fully embracing a new era of patient care and ready to take on a larger role in solving our country's healthcare challenges.

We're Targeting Key Prescription Growth Opportunities

        The number of prescriptions filled in our stores increased by 0.9 percent in fiscal 2012, and we have several key opportunities to keep that trend going in fiscal 2013. The U.S. population is aging, which is expected to drive increased prescription use. In addition, a wave of new generic medications will be introduced over the next few years, making prescriptions more affordable for more people.

        These trends, along with our patient care initiatives, will continue to provide growth opportunities for Rite Aid while helping patients improve their health and access to much-needed medications. Our strategy is designed to position us to withstand the headwinds of a consolidated PBM environment, reimbursement rate challenges and fewer releases of blockbuster oral solid medications over the next few years.

        And we will continue serving new customers who came to Rite Aid due to changes in the Express Scripts pharmacy benefit management network. Our chainwide marketing campaign helped convince these customers to try our stores, and our teams have responded by providing excellent customer service to help us retain these patients. These efforts helped us achieve a 3.2 percent increase in comparable store prescriptions filled during the first two months of fiscal 2013.

We're Committed To Driving Growth Through Wellness and Innovation

        We continue to convert high-performing stores to our new Wellness format, which could be found at 280 Rite Aid locations by the end of the fiscal year. These stores enhance our health and wellness product and service offering with increased staffing for customer service, more advanced clinical services from our pharmacy team and new and expanded health and wellness products not carried in our other stores. These stores also feature Wellness Ambassadors, who help customers access quality information about over-the-counter products, vitamins and supplements. They also interact with customers to act as a bridge between the front end of our store and the clinical advice and services of our pharmacists.

        While it is still early on in the process, we are starting to see a positive impact on front-end sales. We will continue rolling out this ground breaking new format to additional stores, with plans to complete 500 Wellness store remodels in fiscal 2013. Our goal is to have 80 percent of our stores either new or remodeled within the next five years.

        At the same time, we will continue collaborating with our supplier partners to "test and learn" using this new format, so that we can develop new and innovative approaches that deliver a mix of items that best meets the needs of our customers.

We Recognize The Importance of Service, Value and Investing For Growth

        Even as we focus on delivering wellness empowerment and innovation, we haven't lost sight of executing the basics of retail: taking good care of our customers, delivering value and controlling costs.

        In fiscal 2012, we launched a chainwide initiative to greet, engage and thank every customer, and it has helped us make strong progress in delivering a friendlier, more personal shopping experience. In fact, overall satisfaction is at an all-time high according to a brand tracking survey we conduct twice a year with our front-end and pharmacy customers. While we are clearly heading in the right direction, we remain committed to doing all that we can to further improve the customer experience.

        The struggling economy has driven consumers to search for value, and we are better positioned to deliver value after completing a multi-year roll out of our new and improved private brand program. We have converted nearly 2,900 items to our new Rite Aid brand architecture, and customers are responding positively to our new brands and package designs. In the fourth quarter, private brand penetration increased to 18.3 percent from 16.5 percent in the prior-year period. Private brand items are beneficial to both the consumer and to Rite Aid, delivering better value to customers and higher margins for us.

        In addition, our growing wellness+ program continues to deliver significant value to shoppers. By offering savings opportunities through our weekly circular, +Up Rewards and tiered discounts, wellness+ allows us to reward our most loyal shoppers with value they won't find anywhere else.

        And though we continue to focus on driving top-line growth, we understand the importance of controlling costs in order to see our sales growth impact the bottom line. During the past three years, we have lowered SG&A expenses by over $300 million. We'll look to maintain this leaner structure and leverage it to grow Adjusted EBITDA, giving us the ability to spend $300 million in capital expenditures in fiscal 2013.

We're Committed To Delivering Long-term Value

        Our company made tremendous progress in fiscal 2012, and we look forward to building on this positive momentum in fiscal 2013. While there is still hard work ahead, we are in a better position to deliver long-term value to shareholders while helping our customers achieve wellness in today's increasingly complex healthcare environment.

        All signs point to an era in which our healthcare system will undergo profound change, and with change comes opportunity. We are excited to continue redefining what a community pharmacy can offer while being part of the broader solution to our country's healthcare challenges.

        We thank our associates for their commitment to executing our strategy and taking great care of our customers. We thank our supplier partners for working with us to deliver wellness, value, innovation and a one-of-kind shopping experience. We are grateful to our Board of Directors for their guidance, especially to Mary Sammons, who has served as Chairman since 2007 and will continue to serve on our Board as I assume the additional role of Chairman of the Board in June. As a former Chairman and CEO, Mary has demonstrated exceptional commitment to Rite Aid and we are pleased that she will continue to help guide our company into the future.

        And we thank you, our investors, for your continued support as we look to make further improvements to our business in the year ahead.

Sincerely,

John Standley
 Rite Aid President and CEO

QuickLinks

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our wellness+ Program Continues To Grow
We're Embracing A New Era Of Patient Care
We're Targeting Key Prescription Growth Opportunities
We're Committed To Driving Growth Through Wellness and Innovation
We Recognize The Importance of Service, Value and Investing For Growth
We're Committed To Delivering Long-term Value